Exhibit 10.7
July 21, 2006
Ajei Gopal
Dear Ajei:
Congratulations! CA, Inc. is pleased to offer you a position of SVP & General Manager, ESM reporting to Russ Artzt, Executive Vice President. Your start date will be on a mutually agreed upon date in August, 2006.
Your compensation will be an annual base salary of $450,000 paid semi-monthly. With respect to the fiscal year ending March 31, 2007, Executive Management will recommend to the Compensation and Human Resources Committee of the Board of Directors (the Compensation Committee) that you will be eligible to receive an annual cash bonus, with a non prorated incentive target of $350,000, pursuant and subject to the terms and conditions of the Fiscal 2007 annual bonus program established by the Compensation Committee for Senior Vice Presidents under the 2002 Incentive Plan. In addition, Executive Management will recommend to the Compensation Committee that you will be eligible to receive a long-term performance bonus (LTIP) with a non prorated target of $900,000 for the period commencing on April 1, 2006 pursuant and subject to the terms and conditions of the Fiscal 2007 long-term performance bonus program established by the Compensation Committee for Senior Vice Presidents under the 2002 Incentive Plan. The position offered is an exempt position and as such you will not be compensated for overtime.
In addition, you will receive a one time cash equalization payment of $150,000, which will be paid in two equal installments. The first installment of $75,000 will be payable with your first scheduled paycheck following your first thirty days of employment and the second and final installment of $75,000 will be payable following your anniversary of your first full year of employment, provided that you are still employed by CA on the date of payment.
The Executive Management of CA will recommend that the Compensation Committee will award you, upon hire or as soon as practical thereafter, a restricted stock grant of 25,000 shares at the fair market value based on the closing price on the date of grant. The shares will vest with respect to 60%, 30% and 10% of the total underlying shares on each of the first anniversary, second anniversary and third anniversary of the grant date, respectively, provided that you remain employed through the applicable vesting date. These restricted shares will be granted under and subject to the terms and conditions of CA’s 2002 Incentive Plan, as amended, and the grant agreements that will be provided to you. These restricted shares are granted at the sole discretion of the Compensation Committee.
You understand and agree that you will be executing the Company’s standard Employment and Confidentiality agreement, except that the covenant not to compete contained in Section [9(i)] of such agreement is hereby amended to specifically limit the businesses considered to “engage in any business activities that are competitive with the business activities of the Company or those of its subsidiary or parent companies” to the following: Any job or business unit that is competitive with any of CA’s ESM product offerings at International Business Machines Corporation, Microsoft Corporation, BMC Software Inc., Quest Software Inc., Hewlett Packard, and EMC Corporation, or their respective successors. The company agrees that any forfeiture or clawback provisions in any equity grant based on post employment activities shall not be deemed violated if the provisions of the Employment and Confidentiality agreement, as modified by this letter, are not violated.
Should your employment with CA terminate, for reasons other than (i) “for cause” or (ii) in connection with your death or disability and provided you execute a separation agreement, the terms of which will not provide for restrictive activity limitations broader then those set forth in this agreement, and general claims release in a form acceptable to CA, you will be entitled to a minimum severance in the amount of 12 months base salary. For purposes of this Offer, the term “for cause” shall mean any of the following:
          (1) The Employee’s continued failure, either due to willful action or as a result of gross neglect, to substantially perform his duties and responsibilities to the Company and its affiliates (the “Group”) under this Agreement (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Employee, which notice specifies in reasonable detail the manner in which the Company believes the Employee has not substantially performed his duties and responsibilities.
          (2) The Employee’s engagement in conduct which is demonstrably and materially injurious to the Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group.
          (3) The Employee’s indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude.
          (4) The Employee’s being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability).
          (5) The Employee’s breach of his fiduciary duties to the Group which may reasonably be expected to have a material adverse effect on the Group. However, to the extent the breach is curable, the Company must give the Employee notice and a reasonable opportunity to cure.
          (6) The Employee’s (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, the Employee’s failure to waive attorney-client privilege relating to communications with his own attorney in connection with an Investigation shall not constitute “Cause”.
          (7) The Employee’s withholding, removing, concealing, destroying, altering or by any other means falsifying any material which is requested in connection with an Investigation.
          (8) The Employee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or his loss of any governmental or self-regulatory license that is reasonably necessary for him to perform his responsibilities to the Group under this Agreement, if (a) the disqualification, bar or loss continues for more than 30 days and (b) during that period the Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during the Employee’s employment, he will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if his employment is not permissible, he will be placed on leave (which will be paid to the extent legally permissible).
          (9) The Employee’s unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Employment and Confidentiality Agreement executed by the Employee or any Company standard confidentiality policies and procedures, which may reasonably be expected to have a material adverse effect on the Group and that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Employee by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.
          (10) The Employee’s violation of the Group’s (i) Workplace Violence Policy or (ii) policies on discrimination, unlawful harassment or substance abuse.
For this definition, no act or omission by the Employee will be “willful” unless it is made by the Employee in bad faith or without a reasonable belief that his act or omission was in the best interests of the Group.
The Company agrees that it will reimburse you for any reasonable expenses, including reasonable attorney’s fees that you incur in connection with defending yourself against any lawsuit brought by Symantec, Corp (“Symantec”) against you specifically related to your prior involvement in the lawsuit of Symantec Corporation vs. Computer Associates International, Inc., Case No.: 02-CV-73740-DT, currently pending in the United States District Court for the Eastern District of Michigan, Southern Division (“the Lawsuit”). You understand that before CA will pay any expenses or attorney’s fees on your behalf, you must first contact CA’s General Counsel to discuss the nature of the legal claims being brought against you by Symantec, the proposed legal representation and the hourly fees to be charged. You further understand that CA will not pay any legal fees on your behalf until you have received the express, written approval of CA’s General Counsel (which shall not be unreasonably withheld). By signing this letter, you represent and warrant that you know of no reason why your employment with CA will breach any continuing obligation you may owe to Symantec, including any obligation related to the Lawsuit provided you comply with the Confidentiality agreements you have with Symantec; the only Symantec agreements you attest to being bound to. You also warrant that, to date, you have not discussed, except of behalf of Symantec, and in the future you will not discuss anything related to the Lawsuit, directly or indirectly, with any employee or representative of CA and that you will continue to honor all continuing obligations you may owe to Symantec, consistent with the terms and conditions of CA’s Employment and Confidentiality Agreement that you have reviewed and will sign prior to beginning employment with CA. No member of CA has discussed with you, except on behalf of CA, previously or will they discuss with you in the future anything related to the Lawsuit, directly or indirectly.
Attached is a brief description of your benefits at CA. You will receive more information concerning your benefit programs with a link to our welcome to CA website shortly after your acceptance.
This offer is contingent upon your presentation of the original documentation required to establish your identity and permission to work in the United States in accordance with United States immigration law. We have attached the information required to identify the documentation you will need to bring with you on your first day. In the event you cannot produce proper documentation as outlined on the I-9 within 3 business days of your start date, this offer will be considered to have expired. In accordance with CA policy, your employment, like everyone’s employment at CA, is considered “employment at will”.
At CA, we’re in the business of IT management software, and our employees have always been the foundation upon which we have built our success. CA is one of the world’s largest IT management software providers. Our software and expertise unify and simplify complex IT environments in a secure way across the enterprise for greater business results, through the talent and dedication of our many loyal employees.
We look forward to having you join us and we expect that our relationship will be mutually rewarding. To confirm your acceptance of this offer, please forward this document directly back to me via e-mail within five days of receipt. If I have not received your confirmation within five days or if you are unable to begin work on the aforementioned start date, this offer will be considered to have expired.
We realize that this is an important decision and want to be certain you have all of the information that you require. Should you have questions or require information beyond what we have already discussed or what is contained in this letter, please call me at 631-342-2594 or e-mail me at paul.buonaiuto@ca.com.
Sincerely,

Paul Buonaiuto VP, Human Resources Recruitment	/s/ Ajei Gopal Ajei Gopal